America First Funds

Distribution Agreement

Schedule A

Portfolios and Fee Schedule

Amendment 3 – February 16, 2011

This Amendment will serve to update the portfolios covered by the AmericaFirst Funds Distribution Agreement dated August 20, 2007. All other terms of the agreement remain unchanged.

Portfolios covered by the Distribution Agreement on Schedule A:

AmericaFirst Quantitative Strategies Fund

AmericaFirst Absolute Return Fund

AmericaFirst Income Trends Fund

AmericaFirst Defensive Growth Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

/s/ Jerry Szilagyi

Jerry J. Szilagyi, Trustee

AmericaFirst Capital Management, LLC

By:

/s/ Rick Gonsalves

Rick Gonsalves, President

Matrix Capital Group

By:

/s/ Christopher Anci

Christopher F. Anci, President